                                                                      EXHIBIT 11


    STATEMENT OF DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
    ------------------------------------------------------------------------

                                   Average No. of Common       Average No. of Common
                                   Shares & Common Share       Shares & Common Share
                                   Equivalents Assumed to      Equivalents Assumed to
                                   be Outstanding During       be Outstanding During
                                   the Three Months Ended      the Nine Months Ended
                                 --------------------------  --------------------------
                                 November 26,  November 27,  November 26,  November 27,
                                     1994          1993          1994          1993
                                 ------------  ------------  ------------  ------------
Weighted average number of
common shares outstanding (a)     13,424,944    13,221,058    13,367,659    13,212,376

Common share equivalents
resulting from the assumed
exercise of stock options (b)        162,348        56,819       102,483        40,052
                                  ----------    ----------    ----------    ----------

Total primary common shares
and common share equivalents      13,587,292    13,277,877    13,470,142    13,252,428
                                  ==========    ==========    ==========    ==========

(a) Beginning balance of common stock adjusted for changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.